EX-99.PROXY

EGA Emerging Global Shares Trust
EGA Frontier Diversified Core Fund

Proxy Voting Policy and Procedures

The EGA Emerging Global Shares Trust and the EGA Frontier Diversified Core Fund (each, a “Fund” and collectively, the “Funds”) have adopted this Proxy Voting Policy and Procedures (the “Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of shareholders of the series of the Funds.

The Funds or the investment adviser may retain a proxy voting service provider or providers (“Proxy Voting Service”) to provide assistance regarding, among other things, the objective review and voting of proxies on any assets held by the Funds that invest in the securities consistent with this Policy.

Shareholders of the Funds expect the Funds to vote proxies received from issuers whose voting securities are held by a Fund. The Funds exercise their voting responsibilities as a fiduciary, with the goal of maximizing the value of the Funds’ and their shareholders’ investments. The Funds seek to ensure that proxies are voted in the best interests of the Funds and Fund shareholders (except where a Fund is required by law or contract to vote proxies of an acquired fund in the same proportion as the vote of all other shareholders of the acquired fund (i.e., “echo vote”).

I.	Delegation of Proxy Voting to Investment Adviser

The investment adviser, Emerging Global Advisors, LLC (“EGA”), shall vote proxies relating to securities held by the Funds and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by EGA in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”). A Fund may refrain from voting if doing so would be in the Fund's and its shareholders' best interests. These circumstances may arise, for example, when the expected cost of voting exceeds the expected benefits of voting, when exercising the vote results in the imposition of trading or other restrictions (such as “share blocking”).

II.	Material Conflicts of Interest

If EGA knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund(s) and (b) the adviser, sub-adviser, principal underwriter, or any of their affiliated persons EGA will follow its Proxy Policy.

III.	Securities Lending Program

Certain Funds may participate in a securities lending program through a lending agent. When a Fund’s securities are out on loan, they are transferred into the borrower’s name and are voted by the borrower, at its discretion. Thus, the Funds will not vote proxies on any loaned security.

IV.	Disclosure of Proxy Voting Policies and Procedures in the Funds’ Statement of Additional Information (“SAI”)

The Funds shall include in its SAI a summary of the Funds’ Policy and the Proxy Policy. In lieu of including a summary of its policy, the Funds may include the policies in full. In addition, the SAI will contain language stating that the Funds’ proxy voting record for the most recent 12 months ended June 30 are available on the Securities and Exchange Commission’s (“SEC”) website, and without charge, upon request, through the Funds’ website at www.emergingglobaladvisors.com.

V.	Disclosure of Proxy Voting Policies and Procedures in Annual and Semi-Annual Shareholder Reports

The Funds shall disclose in its annual and semi-annual shareholder reports that a description of the Funds Policy and the Funds’ proxy voting record for the most recent 12 months ended June 30 are available on the Securities and Exchange Commission’s (“SEC”) website, and without charge, upon request, and/or through the Funds’ website at www.emergingglobaladvisors.com.

VII.	CCO Responsibilities

The Funds’ Chief Compliance Officer shall review all Proxy Policies at least annually to ensure that they are in compliance with Rule 206(4)-6 under the Advisers Act, and appear reasonably designed to ensure that EGA votes portfolio securities in the best interest of shareholders of the Fund(s) owning the portfolio securities voted.

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VIII.	Preparation and Filing of Proxy Voting Record on Form N-PX

The Funds will annually file their complete proxy voting record with the SEC on Form N-PX. The Form N-PX shall be filed for the twelve months ended June 30 no later than August 31 of that year.

The Fund Administrator will be responsible for oversight and completion of the filing of the Funds’ reports on Form N-PX with the SEC. The Fund Administrator will prepare the EDGAR version of Form N-PX based on data provided by EGA. The Fund Administrator will file Form N-PX for each twelve-month period ended June 30 and the filing for each year will be made with the SEC on or before August 31 of that year.

IX.	Recordkeeping

Documentation of all votes for the Funds will be maintained by the Proxy Voting Service. All other documentation regarding the voting of proxies shall be maintained by EGA.

Adopted: May 17, 2012

Amended: May 16, 2013, January 10, 2014, October 8, 2014

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Emerging Global Advisors, LLC

PROXY VOTING

I.	General

It is the policy of Emerging Global Advisors (“EGA”) to consider and vote each proxy proposal solely in the best interests of clients and account beneficiaries for the accounts for whom EGA provides discretionary investment management services and has authority to vote their proxies.

EGA may vote proxies as part of its authority to manage, acquire and dispose of account assets. EGA will not vote proxies if the advisory agreement does not provide for EGA to do so or if a client has reserved the authority for itself.

In voting proxies pursuant to this Policy, EGA will act in a manner it reasonably believes to be prudent and diligent and which is intended to enhance the economic value of the underlying securities held in client accounts.

II.	Proxy Oversight

In order to properly monitor the proxy voting process, the EGA Chief Compliance Officer or designee (“CCO”) will periodically evaluate the effectiveness of EGA’s proxy voting process, to address potential conflicts of interest as they arise, and to review this Policy and make necessary amendments. In addition the CCO will verify that proxies are voted in accordance with these procedures and will specifically review instances where a vote was cast contrary to a Glass Lewis recommendation.

III.	Procedures

To assist EGA in its responsibility for voting proxies and to ensure consistency in voting proxies on behalf of its clients, EGA has subscribed, through its relationship with Broadridge, to the services of Glass Lewis for the provision of proxy research and vote recommendations, and has retained Broadridge to provide vote execution and recordkeeping services necessary for tracking proxy voting. EGA generally will vote in accordance with the Glass Lewis recommendations to address, among other things, any material conflicts of interests between clients and the interests of EGA or its affiliates. The Glass Lewis Proxy Voting Guidelines are attached as Appendix A.

EGA may choose not to vote proxies in certain situations or for certain accounts either where it deems the cost of doing so to be prohibitive or where the exercise of voting rights could restrict the ability of a portfolio manager to freely trade the security in question. For example, in accordance with local law or business practices, many foreign companies prevent the sale of shares that have been voted for a certain period beginning prior to the shareholder meeting and ending on the day following the meeting (“share blocking”). Due to these restrictions, EGA must balance the benefits of voting proxies against the potentially serious portfolio management consequences of a reduced flexibility to sell the underlying shares at the most advantageous time. For companies in countries with share blocking periods, the disadvantage of being unable to sell the stock regardless of changing conditions generally outweighs the advantages of voting at the shareholder meeting for routine items. As such EGA has instructed Broadridge not to vote proxies in share blocking countries.

IV.	Conflicts of Interest & Overrides of Glass Lewis

EGA seeks to avoid any undue or inappropriate influence in the proxy voting process. EGA employees are required to submit an annual questionnaire which includes a disclosure of potential conflicts of interests. The Code of Ethics alerts EGA employees that they are under an obligation (i) to be aware of the potential for conflicts of inerest, and (ii) to bring conflicts of interest of which they become aware to the attention of the CCO.

EGA has instructed Broadridge to vote in accordance with the Glass Lewis recommendations. EGA Portfolio Management also retains the ability to override Glass Lewis recommendations where the portfolio manager believes the override is in the clients’ best interests. The CCO provides an additional level of review to ensure overrides are properly exercised.

In cases where an override is requested, the portfolio manager must complete the EGA Portfolio Manager Proxy Vote Request Form (attached as Appendix B) explaining the rationale for the override, and why the clients’ interests are better served by deviating from the Glass Lewis recommendation. The portfolio manager may not vote against the Glass Lewis recommendation without the approval of the CCO. The CCO will review the request for compliance with these procedures and will approve or deny the override request. The CCO will not approve an override of a Glass Lewis recommendation in cases in which a conflict or the appearance of a conflict exists.

EGA has identified the following potential conflicts of interest:

•	An issuer who is soliciting proxy votes also has a client relationship with EGA.
•	An employee of EGA currently serves on the subject company's Board or is an executive officer of the subject company.
•	An immediate family member of an EGA employee serves as a director or executive officer of the subject company.
•	EGA or an employee of EGA has a relationship with a member of the subject company’s Board or an executive officer of the subject company.
•	EGA or an affiliate does business with the company issuing the proxy.

This list is not intended to be exclusive. All employees are obligated to disclose any potential conflict to the CCO.

In instances where a Glass Lewis recommendation is not available the portfolio manager must complete the EGA Portfolio Manager Proxy Vote Request Form and receive approval from the CCO prior to voting.

V.	Echo Voting

In order to avoid potential conflicts of interest, EGA will employ echo voting, if possible, when a Fund invests in an underlying fund in reliance on any one of Sections (12)(d)(1)(E), (F) or (G) of the Investment Company Act of 1940, the rules thereunder, or pursuant to an SEC exemptive order thereunder or when required pursuant to a Fund’s governing document or applicable law.  Echo voting means that EGA will vote the shares in the same proportion as the vote of all the other holders of the underlying fund’s shares.

VI.	Reporting and Disclosure

The EGA Emerging Global Shares Trust and the EGA Frontier Diversified Core Fund (collectively the “Funds”) are required to annually file their complete proxy voting record with the SEC on Form N-PX. The N-PX covers the twelve month period ending June 30 and must be filed no later than August 31 of that year. EGA will prepare the information required in the N-PX filing and provide it to the Funds’ Adminstrator who will make the filing with the SEC.

EGA shall disclose within its Form ADV how other clients can obtain information on how their securities were voted. EGA shall also describe this proxy voting policy and procedures within the Form ADV, along with a disclosure that a client shall be provided a copy upon request.

Adopted April 2, 2009
Amended May 2013, October 8, 2014, April 10, 2015

Appendix A- Glass Lewis Proxy Voting Guidelines

PROXY PAPER™ GUIDELINES

2015 PROXY SEASON

INVESTMENT MANAGER POLICY

AN ADDENDUM TO THE PROXY PAPER POLICY GUIDELINES

For more information about Glass Lewis' policies or our approach to proxy analysis, please visit www.glasslewis.com or contact our Chief Policy Officer, Robert McCormick, at (415) 678-4228.

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GLASS
LEWIS & Co.

The Glass Lewis Investment Manager Guidelines are designed to maximize returns for investment managers by voting in a manner consistent with such managers’ active investment decision-making. The guidelines are designed to increase investor’s potential financial gain through the use of the shareholder vote while also allowing management and the board discretion to direct the operations, including governance and compensation, of the firm.

The guidelines will ensure that all issues brought to shareholders are analyzed in light of the fiduciary responsibilities unique to investment advisors and investment companies on behalf of individual investor clients including mutual fund shareholders. The guidelines will encourage the maximization of return for such clients through identifying and avoiding financial, audit and corporate governance risks.

MANAGEMENT PROPOSALS

ELECTION OF DIRECTORS

In analyzing directors and boards, Glass Lewis’ Investment Manager Guidelines generally support the election of incumbent directors except when a majority of the company’s directors are not independent or where directors fail to attend at least 75% of board and committee meetings. In a contested election, we will apply the standard Glass Lewis recommendation.

AUDITOR

The Glass Lewis Investment Manager Guidelines will generally support auditor ratification except when the non-audit fees exceed the audit fees paid to the auditor.

COMPENSATION

Glass Lewis recognizes the importance in designing appropriate executive compensation plans that truly reward pay for performance. We evaluate equity compensation plans based upon their specific features and will vote against plans than would result in total overhang greater than 20% or that allow the repricing of options without shareholder approval.

The Glass Lewis Investment Manager Guidelines will follow the general Glass Lewis recommendation when voting on management advisory votes on compensation (“say-on-pay”) and on executive compensation arrangements in connection with merger transactions (i.e., golden parachutes). Further, the Investment Manager Guidelines will follow the Glass Lewis recommendation when voting on the preferred frequency of advisory compensation votes.

AUTHORIZED SHARES

Having sufficient available authorized shares allows management to avail itself of rapidly developing opportunities as well as to effectively operate the business. However, we believe that for significant transactions management should seek shareholders approval to justify the use of additional shares. Therefore shareholders should not approve the creation of a large pool of unallocated shares without some rational of the purpose of such shares. Accordingly, where we find that the company has not provided an appropriate plan for use of the proposed shares, or where the number of shares far exceeds those needed to accomplish a detailed plan, we typically vote against the authorization of additional shares. We also vote against the creation of or increase in (i) blank check preferred shares and (ii) dual or multiple class capitalizations.

SHAREHOLDER RIGHTS

Glass Lewis Investment Manager Guidelines will generally support proposals increasing or enhancing shareholder rights such as declassifying the board, allowing shareholders to call a special meeting, eliminating supermajority voting and adopting majority voting for the election of directors. Similarly, the Investment Manager Guidelines will generally vote against proposals to eliminate or reduce shareholder rights.

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MERGERS/ACQUISITIONS

Glass Lewis undertakes a thorough examination of the economic implications of a proposed merger or acquisition to determine the transaction’s likelihood of maximizing shareholder return. We examine the process used to negotiate the transaction as well as the terms of the transaction in making our voting recommendation.

SHAREHOLDER PROPOSALS

We review and vote on shareholder proposals on a case-by-case basis. We recommend supporting shareholder proposals if the requested action would increase shareholder value, mitigate risk or enhance shareholder rights but generally recommend voting against those that would not ultimately impact performance.

GOVERNANCE

The Glass Lewis Investment Manager Guidelines will support reasonable initiatives that seek to enhance shareholder rights, such as the introduction of majority voting to elect directors, elimination in/reduction of supermajority provisions, the declassification of the board and requiring the submission of shareholder rights’ plans to a shareholder vote. The guidelines generally support reasonable, well-targeted proposals to allow increased shareholder participation at shareholder meetings through the ability to call special meetings and ability for shareholders to nominate director candidates to a company’s board of directors. However, the Investment Manager Guidelines will vote against proposals to require separating the roles of CEO and chairman.

COMPENSATION

The Glass Lewis Investment Manager Guidelines will generally oppose any shareholder proposals seeking to limit compensation in amount or design. However, the guidelines will vote for reasonable and properly-targeted shareholder initiatives such as to require shareholder approval to reprice options, to link pay with performance, to eliminate or require shareholder approval of golden coffins, to allow a shareholder vote on excessive golden parachutes (i.e., greater than 2.99 times annual compensation) and to clawback unearned bonuses. The Investment Manager Guidelines will vote against requiring companies to allow shareholders an advisory compensation vote.

ENVIRONMENT

Glass Lewis’ Investment Manager Guidelines vote against proposals seeking to cease a certain practice or take certain action related to a company’s activities or operations with environmental. Further, the Glass Lewis’ Investment Manager Guidelines generally vote against proposals regarding enhanced environment disclosure and reporting, including those seeking sustainability reporting and disclosure about company’s greenhouse gas emissions, as well as advocating compliance with international environmental conventions and adherence to environmental principles like those promulgated by CERES.

SOCIAL

Glass Lewis’ Investment Manager Guidelines generally oppose proposals requesting companies adhere to labor or worker treatment codes of conduct, such as those espoused by the International Labor Organization, relating to labor standards, human rights conventions and corporate responsibility at large conventions and principles. The guidelines will also vote against proposals seeking disclosure concerning the rights of workers, impact on local stakeholders, workers’ rights and human rights in general. Furthermore, the Investment Manager Guidelines oppose increased reporting and review of a company’s political and charitable spending as well as its lobbying practices.

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DISCLAIMER

This document sets forth the proxy voting policy and guidelines of Glass, Lewis & Co., LLC. The policies included herein have been developed based on Glass Lewis’ experience with proxy voting and corporate governance issues and are not tailored to any specific person. Moreover, these guidelines are not intended to be exhaustive and do not include all potential voting issues. The information included herein is reviewed periodically and updated or revised as necessary. Glass Lewis is not responsible for any actions taken or not taken on the basis of this information. This document may not be reproduced or distributed in any manner without the written permission of Glass Lewis.

Copyright © 2014 Glass, Lewis & Co., LLC. All Rights Reserved.

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Appendix B

Emerging Global Advisors

Portfolio Manager Proxy Vote Request Form

1	Requestor’s Name
2	Name of subject company
3	Ownership by EGA (approx.):	Account(s) that own the subject company: % of outstanding shares: bps in strategy:
4	Are there any known conflicts of interest or potential conflicts of interest between EGA and the company?	Yes/No If Yes, please describe:
5	List the proxy item or items being voted.
6	Glass Lewis Recommendation (please note if recommendation is not available)
7	Portfolio Manager Vote Recommendation
8	Describe the rationale for portfolio manager proxy vote being requested.
9	Proxy Vote Date
10	Request Date